National Atlantic Holdings Corporation

FOR IMMEDIATE RELEASE

National Atlantic Announces Executive Changes

Freehold, NJ – September 17, 2007—National Atlantic Holdings Corporation (NASDAQ: NAHC), a provider of specialized property-casualty insurance products and related insurance services based in Freehold, New Jersey, today announced that Bruce C. Bassman has been appointed as Chief Operating Officer, Frank J. Prudente has been appointed as Chief Financial Officer, and Douglas A. Wheeler, Esq. has been appointed as General Counsel of the Company.

Mr. Bassman has served as Senior Vice President and Chief Actuarial Officer of National Atlantic since September of 2004. He will continue to serve as the Company’s Chief Actuarial Officer in addition to his new role. Mr. Prudente joined the Company in April of 2003 and previously served as Executive Vice President, Treasurer and Chief Accounting Officer. Mr. Wheeler joined the Company in 2006 and previously served as General Counsel of Proformance Insurance, National Atlantic’s main operating subsidiary. He will now also serve as General Counsel of the parent company.

About NAHC:

National Atlantic Holdings Corporation (NAHC) and its subsidiaries provide property and casualty insurance and insurance-related services to individuals, families and businesses.

The Company’s insurance products are designed to attract a broad spectrum of personal policyholders for their private passenger automobile, homeowners, personal excess (“umbrella”) and specialty property liability coverages. For businesses, the Company offers a range of commercial insurance products, including commercial property, commercial general liability, business auto, and worker’s compensation, as well as claims administrative services to self-insured corporations.

National Atlantic distributes its products exclusively through independent insurance agents, known as “Partner Agents,” who are required to become shareholders in National Atlantic in order to represent the Company as an agent. The Company offers insurance products through its subsidiaries, Proformance Insurance Company and Mayfair Reinsurance Company, and insurance-related services through Riverview Professional Services and the National Atlantic Insurance Agency.

Contact:
National Atlantic Holdings Corporation
Melissa Payne-Smith, 732-665-1459
investorrelations@national-atlantic.com